Exhibit 10.8

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 203.406

EXECUTION COPY

FIRST AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

This First Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Gevo Development, LLC (“Development”), dated as of August 5, 2010 (the “Effective Date”), is made by and among the Members and Development. Capitalized terms used in this Agreement, but not otherwise defined, will have the meanings set forth in Exhibit A.

Agreement

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements made in this Agreement, and in consideration of the representations, warranties and covenants contained herein, each Party agrees as follows:

Article I

Organization

1.1 Formation. Development has been organized as a Delaware limited liability company by the filing of a Certificate of Formation (the “Formation Certificate”) with the Secretary of State of the State of Delaware pursuant to the Act. The Members agree that this Agreement (a) constitutes the “limited liability company agreement” of Development within the meaning of Section 18-101(7) of the Act, (b) will be effective as of the Effective Date and (c) will govern the rights, duties and obligations of the Parties, except as otherwise expressly required by the Act.

1.2 Name. The name of Development is as set forth in the Formation Certificate, and all business must be conducted in that name or such other names that comply with applicable Law as the Board, without Member approval, may select from time to time.

1.3 Registered Office and Agent; Principal and Other Offices. The registered office of Development required by the Act to be maintained in the State of Delaware will be the office of the initial registered agent named in the Formation Certificate or such other office (which need not be a place of business of Development) as the Board may designate from time to time, without Member approval, in the manner provided by Law. The registered agent of Development in the State of Delaware will be the initial registered agent named in the Formation Certificate or such other Person or Persons as the Board may designate from time to time, without Member approval, in the manner provided by Law. The principal office of Development in the United States will be at such place or places as the Board may designate from time to time, without Member approval, which need not be in the State of Delaware. Development may have such other offices as the Board may designate from time to time, without Member approval.

1.4 Purpose. The purpose of Development is the transaction of any and all lawful business for which limited liability companies may be organized under the Act.

1.5 Foreign Qualification. Prior to conducting business in any jurisdiction other than Delaware, Development will comply (to the extent procedures are available and reasonably within Development’s control) with all requirements necessary to qualify Development as a foreign limited liability company, and (if necessary) keep Development in good standing, in that jurisdiction.

1.6 Term. Subject to Article X, the term of Development will be perpetual.

Article II

Members; Parties; Membership Interests; Representations; Transfers of Interests

2.1 Initial Members. The initial Members of Development are the Persons executing this Agreement as of the Effective Date in such capacity, each of which is admitted to Development as a Member effective contemporaneously with the execution by such Person of this Agreement.

2.2 Membership Interests.

(a) Two classes of Membership Interests. Development will designate two classes of equity interests: Class A Interests and Class B Interests. Each class of Membership Interests will have the following rights, preferences, and limitations.

(i) Class A Interests will be issued in exchange for all current and future Capital Contributions, the value of which will be established by the Board in accordance with the terms of this Agreement. Each of the (A) Allocation Percentage for the Class A Interests (Exhibit B—column C, row 1), (B) Distribution Percentage for the Class A Interests (Exhibit B—column D, row 1), and (C) Voting Percentage for the Class A Interests (Exhibit B—column E, row 1) will be subject to dilution and will be adjusted from time-to-time to account for any future Capital Contributions.

(ii) CDP will be the only Class B Party and no additional Class B Interests will be issued. Each of the (A) Allocation Percentage for the Class B Interests (Exhibit B—column C, row 4), (B) Distribution Percentage for the Class B Interests (Exhibit B—column D, row 4) and (C) Voting Percentage for the Class B Interests (Exhibit B—column E, row 4) will be non-dilutable and will not be adjusted at any time for any reason.

(b) Ownership. Each Party’s ownership in Development is as set forth in Exhibit B, as amended from time to time in accordance with the terms of this Agreement.

(c) Tag-along right in favor of the Class B Interests.

(i) In the event any Party holding a Class A Interest proposes to Transfer ten percent (10%) or more of the Class A Interest (in a single transaction or a series of related transactions) held by such Party (a “Selling Class A Party”), other than to an Affiliate of such Selling Class A Party in accordance with the terms of this Agreement, the Class B Party will have the right (a “Tag-Along Right”) to include in such Transfer up to that amount of Allocation Percentage held by such Class B Party equal to the product obtained by multiplying (A) the total Allocation Percentage proposed to be transferred by the Selling Class A Party in such Transfer by (B) the Allocation Percentage then held by such Class B Party, for the greatest consideration on an Allocation Percentage basis and otherwise on the best terms by which any Selling Class A Party Transfers its Class A Interests in such Transfer.

(ii) The Selling Class A Party will give written notice to the Class B Party not less than 15 days prior to such proposed Transfer providing a summary of the material terms of the proposed Transfer and advising the Class B Party of its Tag-Along Right (the “Notice of Proposed Sale”), together with a copy of any term sheet or definitive documents governing such proposed Transfer. The Class B Party may exercise its Tag-Along Right by proving written notice to the Selling Class A Party within 15 days following receipt of the Notice of Proposed Sale stating the amount of Allocation Percentage that it wishes to Transfer, up to that Allocation Percentage calculated in accordance with subsection (i) above (the “Tag-Along Notice”). To the extent that the Class B Party exercises its Tag-Along Right in accordance with the terms of this subsection (ii), the Allocation Percentage that the Selling Class A Party may sell in the Transfer shall be correspondingly reduced. If the prospective purchaser or purchasers of the Membership Interests declines to purchase the aggregate Allocation Percentage sought to be Transferred by the Selling Class A Party and the Class B Party, then the Selling Class A Party and the Class B Party will agree to reduce the Allocation Percentage of each participating party to be included in such Transfer on a proportionate basis that preserves the relative ratio of such participating parties. If the Class B Party elects to participate in the Transfer pursuant to this subsection (ii), it shall be obligated to effect its participation in the Transfer by promptly delivering to the Selling Class A Party for transfer to the prospective purchaser one or more certificates representing the Allocation Percentage to be transferred by such Class B Party in such Transfer, as specified in the Tag-Along Notice (as such number may be reduced pursuant to the immediately preceding sentence), properly endorsed for transfer. The LLC Certificate(s) that the Class B Party delivers to the Selling Class A Party pursuant to the preceding sentence shall be transferred to the prospective purchaser in connection with the consummation of the Transfer for the greatest consideration and upon the best terms by which any Selling Class A Party Transfers its Class A Interests to the purchaser, such obligation to be conditioned upon and contemporaneous with completion of the Transfer to the purchaser.

(iii) To the extent that the Class B Party does not elect to participate in the Transfer subject to the Notice of Proposed Sale, the Selling Class A Party may enter into an agreement providing for the closing of the Transfer of the Allocation Percentage covered by the Notice of Proposed Sale on the terms specified in the Notice of Proposed Sale.

(d) Drag-along right.

(i) Notwithstanding any other provision contained in this Agreement, if at any time the Board shall approve a Change in Control of Development, specifying that this subsection (e) shall apply, then Development shall provide written notice of such approval (the “Drag Along Notice”) to the Class B Party, and the Class B Party hereby agrees:

(A) if such transaction requires the approval of the Members, to vote (in person, by proxy or by action by written consent, as applicable), with respect to all Membership Interests that such Class B Party owns or over which such Class B Party otherwise exercises voting power, in favor of such Change in Control and, if directed by the Board, to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of Development to consummate such Change in Control;

(B) if such Change in Control is structured as a sale of Membership Interests, to sell the same proportion of Membership Interests beneficially held by such Class B Party as is being sold by the Class A Party to the person or entity to whom the Class A Party proposes to sell its Membership Interests, on the same terms and conditions as the Class A Party;

(C) to execute and deliver all related documentation and take such other action in support of the Change in Control as shall reasonably be requested by the Board in order to carry out the terms and provisions of this subsection (e), including executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, LLC Certificates duly endorsed for transfer (free and clear of impermissible liens, claims, and encumbrances), and any similar or related documents;

(D) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Change in Control; and

(E) that the proxy granted pursuant to subsection (iv) below shall become exercisable automatically by the Proxy Holder without any further action on the part of such Class B Party.

(ii) Each Drag-Along Notice required by subsection (e)(i) above shall include reasonable details of the Change in Control including, the following: (A) the proposed time and place of the closing of the Change in Control; and (B) the substantive terms and conditions of the Change in Control including (1) the purchase price and terms of payment, (2) the identity of the purchaser, and (3) a copy of any term sheet or definitive documents governing such Change of Control.

(iii) Notwithstanding the foregoing, the Class B Party will not be required to comply with this subsection (e) in connection with any specific Change in Control (the “Proposed Change in Control”) unless:

(A) the Class B Party shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Change in Control, other than Development;

(B) the liability for indemnification, if any, of such Class B Party in the Proposed Change in Control and for the inaccuracy of any representations and warranties made by Development in connection with such Proposed Change in Control, is several and not joint with any other Person, and is pro rata in accordance with the portion of the proceeds received by such Class B Party in the Change in Control;

(C) liability shall be limited to the amount of consideration actually paid to such Class B Party in connection with such Proposed Change in Control, except with respect to (1) representations and warranties of such Class B Party related to authority, ownership of the Membership Interests held by such Class B Party and the ability to convey title to such Membership Interests, (2) any covenants made by such Class B Party with respect to confidentiality or voting related to the Proposed Change in Control, or (3) claims related to fraud or willful breach by such Class B Party, the liability for which need not be limited; and

(D) the Proposed Change of Control provides for the Class B Party receiving the greatest consideration on an Allocation Percentage basis and otherwise on the best terms by which any Class A Party receives in such Proposed Change of Control.

(iv) As security for the performance of the Class B Party’s obligations pursuant to this subsection (e), the Class B Party hereby grants to the Class A Party (the “Proxy Holder”), with full power of substitution and resubstitution, exercisable automatically upon receipt of Board approval of a Change in Control subject to a Drag Along Notice, an irrevocable proxy to vote all Membership Interests held by such Class B Party, at all meetings of the Members held after the date of this Agreement with respect to a Change in Control subject to a Drag Along Notice, or to execute any written consent in lieu thereof, and hereby irrevocably appoints the Proxy Holder, with full power of substitution and resubstitution, as the Class B Party’s attorney-in-fact with authority to sign any documents with respect to any such vote or any actions by written consent of the Members taken after the date of this Agreement, in either case in connection with matters directly related to a Change in Control subject to a Drag Along Notice. This proxy shall be deemed to be coupled with an interest and shall be irrevocable.

(e) Forfeiture of Class B Interests. The Class B Interests will be immediately forfeited by the Class B Party, without consideration, and the Class B Party will be obligated to promptly deliver one or more LLC Certificates representing its Class B Interests to Development for cancellation if (i) upon the occurrence of a Gevo Termination Event, neither Gevo, Development nor any Subsidiary of Development owns a Project Production Facility (as defined in the Commercialization Agreement) or (ii) Gevo, Development or a Subsidiary of Development has not successfully completed the retrofit of the first Project Production Facility (as defined in the Commercialization Agreement) on or before December 31, 2011.

2.3 Representations and Warranties. Each Party hereby represents and warrants to Development and each other Party that the statements in this Section 2.3 are correct and complete as of the date such Party becomes party to this Agreement.

(a) Organization. Such Party is an entity duly created, formed or organized, validly existing, and in good standing under the Laws of the jurisdiction of its creation, formation, or organization. There is no pending or, to such Party’s knowledge, threatened action or proceeding for the dissolution, liquidation, insolvency, or rehabilitation of such Party.

(b) Power and authorization. Such Party has the entity power and authority to execute and deliver this Agreement and to perform and consummate the transactions contemplated herein. Such Party has taken all corporate actions necessary to authorize the execution and delivery of this Agreement, the performance of such Party’s obligations hereunder, and the consummation of the transactions contemplated herein. This Agreement has been duly authorized, executed, and delivered by such Party, and is a valid and binding obligation enforceable against such Party in accordance with the terms hereof, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

(c) No violation. The execution and the delivery of this Agreement by such Party and the performance and consummation of the transactions contemplated herein by such Party will not (i) breach any Law or Order to which such Party is subject or any provision of its organizational documents, (ii) breach any contract, Order, or permit to which such Party is a party or by which such Party is bound or to which any of such Party’s assets are subject, or (iii) require the consent or approval of any Person.

(d) Accredited investor. Such Party: (i) is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act; (ii) has sufficient knowledge and experience in evaluating and investing in companies similar to Development in terms of Development’s stage of development so as to be able to evaluate the risks and merits of its investment in Development and it is able financially to bear the risks thereof; (iii) has received or has had full access to all the information it has requested and considers necessary or appropriate to make an informed investment decision with respect to the Membership Interest to be acquired by such Party; (iv) is acquiring such Membership Interest for its own account for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act; (v) has made its own independent inquiry into and an independent judgment concerning, Development and such Membership Interest; (vi) understands that such Membership Interest has not been registered under the Securities Act; and (vii) understands and agrees that such Membership Interest may not be sold, pledged, hypothecated or otherwise transferred except in accordance with the terms of this Agreement and pursuant to an applicable exemption from registration under the Securities Act and other applicable securities Laws.

2.4 Restrictions on the Transfer of a Membership Interest. The Class A Interests may be Transferred only in accordance with applicable Law and the terms of this Agreement. The Class B Interests shall not be transferrable, other than (a) to Gevo or another Member or (b) pursuant to the provisions of Section 2.2(c), (d), and (e) of this Agreement. Any purported Transfer in breach of the terms of this Agreement will be null and void ab initio, and Development will not recognize any such prohibited Transfer.

2.5 Transfer Restrictions. Notwithstanding anything to the contrary contained herein, no Person will Transfer any rights or obligations arising out of or relating to this Agreement, a Membership Interest, or any interest herein or therein: (a) except pursuant to an applicable exemption from registration under the Securities Act and other applicable securities Laws; (b) if such Transfer would likely result in the violation of the Act, the Securities Act, or any other applicable Law; or (c) if such Transfer (including the taking of any action, filing, election, or other action which could result in a deemed Transfer), either considered alone or aggregated with prior Transfers, could reasonably be expected to result in the termination of Development for federal income tax purposes or result in Development being taxed as a corporation or otherwise being taxed as an entity for federal income tax purposes.

2.6 Effect of Permitted Transfers to Non-Members.

(a) Rights to allocations and distributions; no right to be Substituted Member. Except as otherwise provided in this Agreement or by applicable Law and only upon delivery of a commitment by a Transferee (acceptable in form and substance to the Board) to be bound by all the terms and conditions of this Agreement as then in effect, a Transfer of a Membership Interest to a non-Member will be effective only to give the Transferee the right to receive the share of allocations and distributions to which the Transferor would otherwise be entitled, and no non-Member Transferee of a Membership Interest will have the right to become a Substituted Member.

(b) Rights of Transferor and Transferee. Unless and until a non-Member Transferee is admitted as a Substituted Member in accordance with the terms of this Agreement, (i) the Transferee will have no right to exercise any of the powers, rights and privileges of a Member hereunder other than to receive its share of allocations and distributions and (ii) the Transferor will cease to be a Member with respect to such Membership Interest upon Transfer of such Membership Interest and thereafter will have no further powers, rights and privileges as a Member hereunder with respect to such Membership Interest (to the extent so Transferred), but will, unless otherwise relieved of such obligations by unanimous written agreement of all the other Members, remain liable for all obligations and duties as a Member with respect to such Membership Interest; provided, however, that if the Transferee reconveys such Membership Interest to such Transferor within ten days after the Transferor becomes aware that the Transferee will not become a Substituted Member, the Transferor once again will be entitled to all of the powers, rights, and privileges of a Member hereunder.

(c) Agreement to be bound. Notwithstanding anything to the contrary contained herein and in addition to any other requirements of this Agreement and applicable Law, a non-Member Transferee must agree in writing (in form and substance acceptable to the Board) to be bound by all the terms and conditions of this Agreement as then in effect before such Transferee is eligible to become either a Substituted Member or a Non-Member Party.

(d) Rights of a Substituted Member. At the time a non-Member Transferee has become a Substituted Member through compliance with all of the provisions of this Agreement, (i) such Substituted Member will have all of the powers, rights, privileges, duties, obligations and liabilities of a Member, as provided in this Agreement, the Formation Certificate, and by applicable Law to the extent of the Membership Interest so Transferred and (ii) the Member that Transferred the Membership Interest will be relieved of all of the obligations and liabilities with respect to such Membership Interest; provided, however, that such Member will remain fully liable for all liabilities and obligations relating to such Membership Interest that accrued prior to such Transfer.

(e) Expenses. The Board may, in its reasonable discretion, charge the Transferor a reasonable fee to cover the additional administrative expenses incurred in connection with or as a consequence of any Transfer of all or part of such Transferor’s Membership Interest to a non-Member Transferee.

(f) Payments to Transferor. If a non-Member Transferee does not become a Substituted Member or Non-Member Party, any payment by Development to the applicable Transferor will acquit Development, its Subsidiaries, the Board, Members, and all their Affiliates of all liability to any other Person who may be interested in such payment by reason of a Transfer by such Transferor.

2.7 Governmental Consents. If any governmental consent or approval is required with respect to any Transfer permitted by this Agreement, the Transferee will have a reasonable amount of time (not to exceed 60 days from the date upon which such Transfer would have been otherwise consummated in accordance with the terms of this Agreement) to obtain such consent or approval. All Parties will use reasonable, good faith efforts to cooperate with the Transferee attempting to obtain, and to assist in timely obtaining, such consent or approval; provided that no Party will be required to incur any out-of-pocket costs in connection with such cooperation and assistance. After the expiration of such waiting period, such Transferee will forfeit its rights to acquire the Membership Interest subject to such proposed Transfer with respect to such specific transaction; provided, however, that such forfeiture will not limit or otherwise affect the forfeiting Transferee’s rights with respect to any subsequent proposed Transfer.

2.8 Documentation; Validity of Transfer. Development will not be required to recognize for any purpose any purported Transfer of all or any part of a Membership Interest unless and until all applicable provisions of this Section have been satisfied and the Board has received, on behalf of Development, a document in a form reasonably acceptable to the Board executed by both the Transferor (or if the Transfer is on account of the death, incapacity, or liquidation of the Transferor, its representative) and the Transferee. Such document will (a) include the notice address of the Transferee and, if such Transferee is not a Member, such Person’s agreement to be bound by this Agreement with respect to the Membership Interest or part thereof being obtained, (b) set forth the Membership Interest after the Transfer of each of the Transferor and the Transferee (which together must total the Membership Interest of the Transferor before the Transfer), (c) contain a representation and warranty that the Transfer was made in accordance with all applicable Laws (including the Act, the Securities Act, and applicable state securities Laws) and the terms and conditions of this Agreement, and (d) if the Transferee is to be admitted to Development as a Substituted Member, its representation and warranty that the representations and warranties in Section 2.3 are true and correct. Each Transfer and, if applicable, admission of a Substituted Member complying with the provisions of this Agreement is effective against Development as of the first Business Day of the calendar month immediately succeeding the month in which (y) the Board receives the documents required by this Agreement reflecting such Transfer, and (z) all other requirements of this Agreement have been met.

2.9 Additional Membership Interests. Additional Persons may be admitted to Development as Members, and Membership Interests may be issued to those Persons and to existing Members subject to the terms and conditions set forth herein. Such admission must comply with any additional terms and conditions the Board may in its sole discretion determine at the time of admission. A document, in a form and substance acceptable to the Board, will specify the terms of admission or issuance and will include, among other things, the Membership Interest applicable thereto. Any such admission of a new Member will not be effective unless such new Member has agreed in writing to be bound by all terms and conditions of this

Agreement as then in effect. The provisions of this Section will not apply to Transfers of Membership Interests.

2.10 Information.

(a) Access to information. In addition to the other rights specifically set forth in this Agreement, each Member is entitled to all information to which that Member is entitled to have access pursuant to the Act under the circumstances and subject to the conditions therein stated.

(b) Confidentiality. The Parties acknowledge that, from time to time, they may receive information from or regarding Development or any other Party in the nature of trade secrets or secret or proprietary information or information that is otherwise confidential, the release of which may be damaging to Development, the Parties, or their respective Affiliates, as applicable, or Persons with which they do business. Each Party will hold in strict confidence any information it receives regarding Development and may not use or disclose such information to any Person other than another Party, except for disclosures (i) compelled by Law (but such Party must notify the Board promptly of any such request for information, before disclosing it, if practicable, and shall delay disclosure, if and to the extent practicable, until the other Party has had an opportunity to seek a protective order or other appropriate remedy), (ii) to advisers or representatives of the Party or Persons to which that Party’s Membership Interest may be Transferred as permitted by this Agreement, but only if the recipients of such information have agreed to be bound by the provisions of this Section, (iii) of information that a Party also has received from a source independent of Development, which source, to such Party’s knowledge, has no duty of confidentiality and that such Party reasonably believes such source obtained without breach of any obligation of confidentiality, (iv) of public information or (v) with respect to confidential information, other than trade secrets or secret or proprietary information related to the intellectual property of Gevo or Development, to such Persons on a need-to-know basis in furtherance of CDP’s capital raising efforts or Project Activities transactions pursuant to the Commercialization Agreement. The Parties acknowledge that a breach of the provisions of this Section may cause irreparable injury to Development or another Party or an Affiliate thereof for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Parties agree that the provisions of this Section may be enforced by specific performance.

2.11 Limited Liability. Except as otherwise provided in the Act, the debts, obligations and liabilities of Development, whether arising in contract, tort, or otherwise, will be solely the debts, obligations and liabilities of Development, and no Member, Board member, or officer of Development is or shall be obligated personally for any such debt, obligation or liability of Development solely by reason of being a Member or by acting as a Board member or officer of Development. Except for any duties specifically imposed by this Agreement, no Member, Board member or officer of Development shall have any duties of any kind whatsoever to represent, or act on behalf of or with regard to, the interests of Development or of any other Member. The failure of Development to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing liability on the Members, Board members or officers of Development for any debt, obligation, or liability of Development.

2.12 Resignation. No Member has the right or power to, and will not attempt to, withdraw or resign from Development or its obligations under this Agreement without the unanimous written consent of the Board and all the Members, which consent may be granted or withheld in the sole discretion of the Board and each such Member.

2.13 Adjustment of Books and Records and Amendment of this Agreement. Upon acceptance of Capital Contributions in accordance with Article III, the issuance of additional Membership Interests, or any change in Members, Development, at the direction of the Board, shall cause the books and records of Development to be appropriately adjusted, and Development, at the direction of the Board, shall amend this Agreement, without Member approval, to reflect the terms and conditions of the Capital Contributions and the issuance of additional Membership Interests.

2.14 No Compensation or Reimbursement. Except as provided in this Agreement, the Commercialization Agreement or otherwise approved by the Board, a Member shall not receive any salary, fee or draw for services rendered to or on behalf of Development and shall not be reimbursed for any expenses incurred by the Member on behalf of Development.

Article III

Capital Contributions

3.1 Initial Contributions. Each Member will make a contribution of cash as set forth in Exhibit B, column B contemporaneously with the execution of this Agreement (the “Initial Capital Contributions”), with such cash contribution to be credited to the contributing Member’s Capital Account.

3.2 Additional Capital Contributions. No Party will be required to make any Capital Contribution other than the Initial Capital Contribution. If Development does not have sufficient cash to pay its obligations, the Board may accept from a Party an advancement of all or part of the necessary funds as additional Capital Contributions to Development.

3.3 Return of Contributions. No Party is entitled (a) to the return of any part of any Capital Contribution or (b) to be paid interest in respect of either its Capital Account or any Capital Contribution. An unrepaid Capital Contribution is not a liability of Development or of any Party. A Party is not required to contribute or to lend any cash or property to Development to enable Development to return any other Party’s Capital Contributions.

Article IV

Capital Accounts; Allocations and Distributions

4.1 Capital Accounts. A separate Capital Account will be maintained for each Party in accordance with Code Section 704 and Treasury Regulations Section 1.704-1(b)(2)(iv). The Board will increase or decrease the Capital Accounts in accordance with the rules of such regulations including, upon the occurrence of any of the events specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and as otherwise set forth in this Agreement. The Board’s determination of Capital Accounts will be binding upon all Parties.

4.2 Capital Account Allocations.

(a) Allocation of Profits and Losses.

(i) Profits will be allocated to the Capital Account of each Party as follows:

(A) first, to the Parties in proportion to, to the extent and in reverse order of, any Losses previously allocated among the Parties that have not subsequently been reversed pursuant to this clause; and

(B) second, to the Parties in proportion to their respective Allocation Percentages.

(ii) Losses will be allocated to the Capital Account of each Party as follows:

(A) first, to the Parties in proportion to, and to the extent and in reverse order of, any Profits previously allocated among the Parties that have not subsequently been reversed pursuant to this clause;

(B) second, to the Parties in proportion to, and to the extent of, any remaining positive balance in their respective Capital Accounts; and

(C) third, to the Parties in proportion to their respective Allocation Percentages.

(b) Limitation of Loss allocations. Notwithstanding Section 4.2(a), the Board will not allocate any item of loss or deduction to a Party that would cause or increase a deficit balance in such Party’s Capital Account in excess of any limited dollar amount of such deficit balance that such Party is obligated to restore as of the end of any fiscal year, taking into account the amounts and adjustments set forth in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4)-(6) and will make special allocations of the Profits or Losses among the Parties as necessary to cause the allocations under this Section to be respected under Code Section 704(b) and Treasury Regulations Section 1.704-1(b)(1). The Board will, to the extent possible and in whatever manner it deems appropriate, make subsequent curative allocations of other items of income, gain, loss and deduction to offset any such special tax allocations.

(c) Regulatory allocations. Allocations under this Section are intended to meet the alternate test for economic effect under Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and, with respect to any allocations of nonrecourse deductions, are intended to meet the requirements of Treasury Regulations Section 1.704-2(e). A “qualified income offset,” a “minimum gain chargeback,” each as defined in the Treasury Regulations, and any such other provision that is necessary to cause the allocations under this Section to meet such test and requirements are incorporated by reference into this Agreement.

(d) Board determinations. The Board’s determination of allocations will be binding upon all Parties.

(e) Tax allocations. The Board will allocate the items of income, gain, loss and deduction of Development for federal income tax purposes among the Parties in the same manner that such items are allocated to the Parties’ Capital Accounts.

(f) Tax credits. All tax credits will be allocated among the Parties in accordance with applicable Laws.

(g) Code Section 704(c) Allocations.

(i) In accordance with Code Section 704(c), income, gain, loss and deduction with respect to any property contributed to Development will, solely for tax purposes, be allocated among the Parties so as to take account of any variation between the adjusted basis of such property to Development for income tax purposes and its book value for Capital Account purposes, in the same manner as such variations are treated under Code Section 704(c).

(ii) If the book value of any Development asset is adjusted for Capital Account purposes pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(e) or (f), subsequent allocations of income, gain, loss, and deduction with respect to such asset will take account of any variation between the adjusted basis of such asset for federal income tax purposes and its book value for Capital Account purposes in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.

(iii) All tax allocations required by this Section 4.2(g) will be made in accordance with the “traditional method” described in Treasury Regulations Section 1.704-3(b); provided that the Board may elect to use the “traditional method with curative allocations” described in Treasury Regulations Section 1.704-3(c).

(iv) Allocations pursuant to this Section 4.2(g) are solely for purposes of federal, state and local income taxes and will not affect, or in any way be taken into account in computing, any Parties’ Capital Account or the allocation of Profits and Losses among the Parties.

(h) Varying interests during a fiscal year. In the event of any changes in Membership Interests during a fiscal year, all Profits and Losses from operations of Development during such fiscal year, using such methods of accounting for depreciation and other items as the Board determines to use for federal income tax purposes, will be allocated to each Party based on its varying interest in Development during such operating year in accordance with Code Section 706. The Board will determine in accordance with Code Section 706 whether to prorate items of income and deduction according to the portion of the fiscal year for which a Party held Membership Interests or whether to close the books on an interim basis and divide such operating year into two or more segments.

4.3 Distributions.

(a) Priority. Distributions will be made to the Parties as, if, and when declared by the Board out of cash legally available for distribution in the following order of priority:

(i) first, to each Party an amount equal to such Party’s Estimated Tax Amount, which distribution will (A) be made with sufficient time in which to use such distribution to fund quarterly or annual payments of estimated income taxes and (B) reduce the amount of the next succeeding distribution or distributions that would otherwise have been distributed to such Party pursuant to this Section;

(ii) second, to the Class A Parties in proportion to, and to the extent of, their respective Unreturned Capital Contributions; and

(iii) third, to the Parties in proportion to their respective Distribution Percentages.

(b) Insufficient funds. To the extent the proceeds or assets of Development are insufficient to pay the holders of a particular class of Membership Interests the entire amount due to such holders, then the proceeds or assets legally available for distribution to that particular class of Membership Interests will be distributed ratably among the holders of such particular class of Membership Interests and all other classes of Membership Interests ranking below the class of Membership Interests paid in accordance with the foregoing distribution priority will not be entitled to receive any distribution.

(c) No return of distributions; other limitations. Except as otherwise set forth in this Agreement or required by applicable Law, a Member is not obligated by this Agreement to return any distribution to Development or pay the amount of any distribution for the account of Development or to any creditor of Development; provided, however, that if any court of competent jurisdiction holds that, notwithstanding this Agreement, any Member is obligated to return or pay any part of any distribution, the obligation will bind the Member alone and not any other Member. The provisions of the immediately preceding sentence are solely for the benefit of the Members and will not be construed as benefiting any third party. The amount of any distribution returned to Development by a Member or upon approval of the Board paid by a Member for the account of Development or to a creditor of Development will be added to the account or accounts from which it was subtracted when it was distributed to the Member, and will be treated as a Capital Contribution by the Member unless otherwise determined by the Board in its reasonable judgment. No Member shall have the right to require that any distribution to the Member be made in the form of property other than cash.

Article V

Management of Development

5.1 Management by the Board; Delegation and Composition; Meetings; Vote.

(a) Management by the Board. Development shall not be governed or managed by the Members in their capacity as Members. Instead, the business and affairs of Development will be managed by or under the authority of the board of managers (the “Board”), except for those matters for which the approval of the Members is required by a nonwaivable provision of applicable Laws.

(b) Authority to delegate. The Board will have broad discretion to authorize any officer, representative or agent to act on behalf of Development.

(c) Composition of the Board. The Board will be comprised of five individuals. Each Member named below will have the right to appoint to the Board the number of persons set forth below opposite its name:

Appointing Member	# of Appointees
Gevo	3
CDP	2

Total	5

Upon the earlier to occur of (i) a Gevo Termination Event, (ii) CDP’s forfeiture of Class B Interests pursuant to Section 2.2(e) or (iii) a permitted Transfer of all Class B Interests held by CDP, each Board member then appointed by CDP shall automatically, without any action of any such Board member or the Board or any Member, be removed from the position of Board member and a representative designated by the Class A Party shall be appointed to the Board in his place. From and after the date of such event, CDP shall not have any right to appoint a Board member.

(d) Term. Each Board member shall serve until his or her successor is duly appointed or until his or her earlier death, resignation or removal.

(e) Other activities. Subject to the provisions of the Time Commitment Agreement and the exclusivity provisions set forth in Article II of the Commercialization Agreement, a Board member is required to devote only such time to the affairs of Development as is reasonably necessary to perform the duties of Board member and enable the Board, taking into account service by all other Board members, to supervise the management of the business and affairs of Development in accordance with this Agreement. Subject to the provisions of the Time Commitment Agreement and the exclusivity provisions set forth in Article II of the Commercialization Agreement, a Board member may serve other business entities or enterprises in any capacity that the Board member deems appropriate in his or her reasonable discretion.

(f) Resignation. A Board member may resign at any time. The resignation must be made in writing and shall take effect at the time specified in the written resignation or, if a time is not specified, then at the time of its receipt by Development. The acceptance of a resignation is not necessary to make it effective, unless expressly provided in the written resignation.

(g) Removal. Subject to any limitations imposed by applicable Law, any Board member may be removed from office at any time (i) with cause by the affirmative vote of a majority of Board members then in office or (ii) with or without cause by the Member that appointed such Board member. For the avoidance of doubt, a Board member’s repeated and intentional failure to attend meetings of the Board, duly held after regular call and proper notice, shall constitute cause for purposes of this subsection (g).

(h) Vacancy on the Board. A vacancy occurring on the Board for any reason may be filled by appointment by the Member entitled to appoint the relevant Board member pursuant to subsection (c) above.

(i) Regular meetings of the Board. Regularly scheduled, periodic meetings of the Board may be held at such times, dates and places as will from time to time be determined by the Board and publicized among all Board members, either orally or in writing, including a voice-messaging system or other system designed to record and communicate messages, facsimile or by electronic mail, at least 48 hours before the date and time of the meeting. No further notice shall be required for a regular meeting of the Board.

(j) Special meetings of the Board. A special meeting of the Board may be called by any two members of the Board and will be held at such time, date and place as may be determined by the Board members calling such special meeting. Notice of the time and place of all special meetings of the Board shall be either orally or in writing, including a voice-messaging system or other system designed to record and communicate messages, facsimile or by electronic mail, at least 48 hours before the date and time of the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Any notice of any special meeting must specify the business to be transacted or the purpose of the meeting. Notice of any meeting may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any Board member by attendance thereat, except when the Board member attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(k) Waiver of notice. The transaction of all business at any meeting of the Board, however called or noticed, or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the Board members not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

(l) Quorum; required vote; reimbursement. Three members of the Board will constitute a quorum for the transaction of business at any meeting of the Board. Except as expressly set forth in Section 5.1(m), the affirmative vote of a majority of the Board members present at any meeting at which there is a quorum will be the act of the Board. If a quorum is not present at any meeting, a majority of the Board members present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. Development will reimburse each Board member for all reasonable expenses incurred in connection with attending a Board meeting.

(m) Matters requiring a super-majority vote of the Board. The affirmative vote of not less than four Board members will be required for any action that will result in (i) a transaction between Development or any of its Subsidiaries and an Interested Party, including establishing the value of any Capital Contribution made by any Interested Party; provided, however, that (A) the exercise by Development of its Put Option or Call Option pursuant to the Commercialization Agreement and (B) the negotiation and execution of any license, marketing, logistics or other similar agreements between Gevo and Development or any Subsidiary of Development and the performance of any obligations pursuant thereto, shall not be deemed a transaction with an Interested Party pursuant to this subsection (i), (ii) any voluntary dissolution, liquidation, winding-up of Development or other discontinuation of the business of

Development, (iii) any increase or decrease in the authorized number of members of the Board, (iv) an allocation or distribution to any Party that is not in accordance with the terms specified in this Agreement, (v) any amendment to the Formation Certificate or this Agreement, (vi) any change to the tax classification of Development, (vii) any alteration or change to the rights, preferences, or privileges of the Membership Interests so as to adversely affect any such Membership Interest, and (viii) the approval of an annual budget that does not adhere to the form, guidelines, and principles set forth in the Annual Budget; provided, however, that if, at the time such vote is taken, there shall be fewer than four Board members, the affirmative vote of a majority of the Board members then in office shall be required.

(n) Action by written consent. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, and without a vote, if all members of the Board consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board.

(o) Conference communication. To the fullest extent permitted under the Act, one or more Board members may participate in a meeting by any means of communication through which all Board members participating in the meeting may simultaneously hear each other during the meeting. For the purposes of establishing a quorum and taking any action at the meeting, Board members participating pursuant to this Section 5.1(o) will be deemed present in person at the meeting; and the place of the meeting will be the place of origination of the conference telephone conversation or other comparable communication technique.

5.2 Officers. The Board may designate one or more persons to fill one or more officer positions of Development. No officer need be a resident of the State of Delaware. The Board may assign titles to particular officers, including the title of managing director. As of the Effective Date, each of David N. Black and Michael A. Slaney shall be appointed as a managing director of Development and shall report directly to the Board and to Patrick Gruber as Executive Chairman of Development. Each officer will hold office until his successor is duly appointed or until his death or until he resigns or is removed in the manner hereinafter provided. Any number of offices may be held by the same person. The salaries or other compensation of the officers of Development may be fixed from time to time by the Board consistent with the terms, as applicable, set forth in the Commercialization Agreement. Unless the Board specifies otherwise, the assignment of a title will constitute the delegation to such officer of the authority and duties normally associated with such title. Any officer may resign as such at any time. Such resignation will be made in writing and will take effect at the time specified therein, or if no time be specified, at the time of its receipt by Development. The acceptance of a resignation will not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause, by the Board; provided, however, that such removal will be without prejudice to the contract rights, if any, of the officer so removed, including the rights set forth in the Commercialization Agreement. A vacancy in any officer position of Development shall be filled by resolution of the Board.

5.3 No Duty to Consult. Except as otherwise expressly provided herein or by applicable Law, neither Development, the Board, nor the officers, representatives, or agents of Development will have a duty or obligation to consult with or seek the advice of the Members on any matter relating to the day-to-day business affairs of Development.

5.4 Reimbursement. All expenses incurred with respect to the organization, operation and management of Development will be borne by Development.

5.5 Parties and Affiliates Dealing With Development. Subject to obtaining any consent or approval required by Section 5.1(m), the Board may appoint, employ, contract, or otherwise deal with any Person, including Parties, Affiliates of the Parties, other Persons with whom the Parties are otherwise related, and with Persons which have a financial interest in a Party or in which a Party has a financial interest (each, an “Interested Party”), for transacting Development business, including any acts or services for Development as the Board, officer or other representative with the proper authority may approve, and any such contract or transaction shall not be void or voidable by reason of the involvement of the Interested Party. Subject to obtaining any consent or approval required by Section 5.1(m), an Interested Party shall not be required to account to Development or to hold as a trustee for Development any profit or benefit derived from the contract or transaction by reason of the involvement of the Interested Party or because the Interested Party was present at or participated in the approval of the contract or transaction, whether at a Board meeting at which the contract or transaction was authorized or otherwise.

5.6 Annual Budget.

(a) Form and preparation of the annual budgets. Gevo, together with the members of senior management of Development, will prepare and submit to the Board a proposed annual budget prepared on a consolidated and unconsolidated basis (including pro forma income and expense projections and other financial statements and items requested by the Board) for Development and each Subsidiary of Development (such consolidated and unconsolidated annual budgets, the “Annual Budgets”). Exhibit C to this Agreement sets forth the form of the unconsolidated Annual Budget for Development. The Board agrees to prepare the Annual Budgets using the form, guidelines and principles set forth on Exhibit C; provided, however, that the amounts set forth on Exhibit C are subject to Board approval.

(b) Submission and approval of the Annual Budgets. The Annual Budgets will be submitted within a reasonable period of time before the beginning of each calendar year, but in no event less than 60 days prior to the beginning of such calendar year. Within 15 days of receipt by the Board of such proposed Annual Budgets, the Board will meet (or otherwise communicate) and use good faith, reasonable efforts to reach agreement on the proposed Annual Budgets.

5.7 Business Opportunities. Subject to, and without any diminution in any respect whatsoever of, the exclusivity provisions set forth in Article II of the Commercialization Agreement:

(a) None of Development, any Member, nor any other Person shall have any rights by virtue of this Agreement or the limited liability company relationship established hereby in any business venture or economic opportunity of any Member or any Affiliates of any Member, and no Member or any of the Affiliates of such Member shall have any obligation to offer any interest in any such business venture or economic opportunity to, or otherwise account to, Development, any other Member or any other Person with respect thereto, and

(b) Neither this Agreement, nor any activity under this Agreement, shall prevent a Member or any officer, director, member, partner or Affiliate of any Member, acting on his, her, its or their own behalf, from engaging in whatever activities he, she, it or they may choose, including activities that are competitive with Development.

Article VI

Meetings and Authority of the Members

6.1 Meetings of Members.

(a) Place and Manner of Meeting. All meetings of Members shall be held at a date, time and place, within or without the State of Delaware, as stated in the notice of the meeting or in a duly executed waiver of notice. Presence in person, or by proxy or mail ballot, constitutes participation in a meeting, except where a Member participates in the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of business on the ground that the meeting is not lawfully convened.

(b) Conduct of Meetings. The meetings of the Members shall be presided over by a Person designated by the Board, and shall be conducted in general accordance with the rules and procedures as may be determined by the Board in its sole and absolute discretion. Resolutions to be voted on by the Members may be limited by the Board to those that have been approved by the Board for presentation to the Members and contained in the notice of the meeting.

(c) Meetings. Meetings of the Members may be called only by the Board.

(d) Notice. Development shall cause a written or printed notice stating the place, date,and time of the meeting and the purpose or purposes for which the meeting is called. The notice shall be delivered not less than ten or more than 60 days before the date of the meeting in accordance with Section 12.5 to each Member entitled to vote at the meeting.

(e) Quorum. A quorum will be present at a meeting of the Members if Members holding at least 50.0% of the Voting Percentage are represented at the meeting in person or by proxy. If a quorum is not present at any meeting, then the Members holding a majority of the Voting Percentage present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. Upon the resumption of such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally called.

(f) Voting requirement. All Members will vote as a single class, except as otherwise required by Law. Each Member will be entitled to the percentage of votes equal to its Voting Percentage at the time of such vote. The affirmative vote of the Members holding a majority of the Voting Percentage present (in person or by proxy) at any meeting at which there is a quorum will be the act of the Members.

(g) Proxies. A Member may vote either in person or by proxy executed in writing by the Member. A photocopy, facsimile or similar reproduction of writing executed by the Member will be treated as an execution in writing for purposes of this Section 6.1(g).

Proxies for use at any meeting of the Members in connection with the taking of any action by written consent will be filed with the Board before or at the time of the meeting or execution of the written consent, as the case may be.

(h) Authority regarding voting matters. All ballots (including proxies) will be received and canvassed by an inspector appointed by the Board, and such inspector will decide all questions touching upon the qualification of voters, the validity of the proxies and the acceptance or rejection of votes.

(i) Action by written consent. Except as otherwise provided by applicable Laws, any action required or permitted to be taken at any meeting of Members may be taken without a meeting, and without a vote, if a consent or consents in writing, setting forth the action so taken, will be signed by the Members holding not less than a majority or greater required percentage (if applicable) of the Voting Percentage. Any such action by written consent shall be effective when the last necessary Member signs the written consent unless the consent specifies an earlier or later effective date. Development shall file any action by written consent in the records of Development. Prompt written notice of the taking of any action by the Members without a meeting by less than unanimous written consent will be given to those Members who did not consent in writing to the action.

(j) Record date. The record date for determining the Members entitled to notice of or to vote at a meeting of the Members, including any adjournment thereof, will be the date on which the notice of a meeting of the Members is transmitted to the Members. The record date for determining Members entitled to consent to an action in writing without a meeting will be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Board.

(k) Records. A person designated by the Board will be responsible for maintaining the records of all meetings of the Members, including keeping minutes and the filing of consents in the records of Development.

(l) Conference communication. To the fullest extent permitted under the Act, one or more Members may participate in a meeting by any means of communication through which all Members participating in the meeting may simultaneously hear each other during the meeting. For the purposes of establishing a quorum and taking any action at the meeting, Members participating pursuant to this Section 6.1(k) will be deemed present in person at the meeting; and the place of the meeting will be the place of origination of the conference telephone conversation or other comparable communication technique.

6.2 No Authority; Specific Limitations. Except as otherwise expressly provided in this Agreement, no Party will have any authority to (a) act for, or to incur or assume any obligations or responsibility on behalf of, or bind any other Party or Development, (b) bring an action for partition against Development or any assets of Development, or (c) have any contractual appraisal rights under the Act. Each Party agrees that it will not represent to any third party with whom such Party is in contact concerning the affairs or the business of Development that such Party has any authority to act for, or to incur or assume any obligations or responsibilities on behalf of, Development unless expressly authorized in writing by the Board.

Article VII

Exculpation and Indemnification

7.1 Exculpation. Except for any Damages resulting from a breach of the exclusivity provisions set forth in Article II of the Commercialization Agreement, each Party acknowledges and agrees that no Indemnitee shall be liable to Development or to any Member for any Damages resulting from any act taken, or failure to take any act, by any Indemnitee for, or on behalf of, Development or any Subsidiary of Development, including any act taken, or failure to take any act, by any Indemnitee in connection with the conduct of the business or activities or proposed activities of Development or any Subsidiary of Development, unless such act or omission constitutes fraud material to the act or omission (“Disabling Conduct”).

7.2 Indemnification.

(a) To the fullest extent permitted by Law (as the Law exists on the Effective Date or thereafter amended, but only to the extent that such amendment permits broader indemnification rights than said Laws permitted prior to such amendment), Development (or its receiver or trustee) shall indemnify, hold harmless, and defend each Indemnitee from and against any and all Damages incurred or suffered by such Indemnitee in connection with any Proceeding arising out of, in connection with, or related to the business or operation of Development; provided, however, that no Indemnitee will be entitled to indemnification under this Article if such Proceeding results in a final, non-appealable judgment that the acts or omissions of such Indemnitee giving rise to the Proceeding constituted Disabling Conduct. Development expressly acknowledges that (a) an Indemnitee will not be denied indemnification under this Article merely because the Indemnitee had an interest in the transaction with respect to which the indemnification applies, if such transaction was not otherwise prohibited by the terms of this Agreement and the conduct of the Indemnitee did not constitute Disabling Conduct or (b) the indemnification provided in this Article could involve indemnification for negligence or under theories of strict liability.

(b) Development may purchase and maintain insurance on behalf of an Indemnitee against liability or expense that may be asserted against or incurred by the Indemnitee in or arising from that capacity, whether or not Development would be required to indemnify the person against the liability. Development may enter into agreements providing for the indemnification of officers of Development and Board members in a form approved by the Board. Development, at the direction of the Board, will use its best commercially reasonable efforts to cause each Subsidiary of Development to adopt charter provisions and enter into indemnification agreements providing for indemnification of any person who serves as an officer or director thereof to the fullest extent permitted by Law. Each Indemnitee shall take reasonable action to pursue any source of indemnification and insurance coverage and shall cooperate with Development to enable Development to be subrogated to such Indemnitee’s right to indemnification from another source or insurance coverage.

7.3 Continued Indemnification. The indemnification obligations under this Article will continue as to each Indemnitee who has ceased to serve in the capacity that entitled such Indemnitee to indemnification under this Article.

7.4 Advancement of Damages. To the fullest extent permitted by Law, Damages incurred by an Indemnitee in defending any Proceeding will be promptly advanced by Development before the final disposition of such Proceeding upon receipt by the Board of (a) evidence of the payment or incurrence of Damages and (b) an undertaking by or on behalf of the Indemnitee to repay such Damages if it is determined by a court of competent jurisdiction in a final, non-appealable judgment that such Indemnitee is not entitled to be indemnified pursuant to this Article.

7.5 Settlements. Development will not be liable for any settlement of any Proceeding effected without its written consent, but if settled with such written consent, or if there is a final, non-appealable judgment against the Indemnitee in any such Proceeding, then Development will indemnify and hold harmless the Indemnitee to the extent provided in this Article.

7.6 Amendments. The indemnification rights and protections granted pursuant to this Article will be deemed contract rights, and no amendment, modification or repeal of this Article will have the effect of limiting or denying any such rights or protections with respect to events or actions that occurred before such amendment, modification, or repeal.

7.7 Appearance as a Witness. Notwithstanding any other provision of this Article, Development will pay or reimburse Damages incurred by any Indemnitee in connection with such Indemnitee’s appearance as a witness or other participation in a Proceeding at a time when such Indemnitee is not a named defendant or respondent in the Proceeding.

7.8 Nonexclusivity of Rights. The right to indemnification and the advancement and payment of Damages conferred in this Article will not be exclusive of any other right which an Indemnitee may have or hereafter acquire under any applicable Laws, this Agreement, or any other agreement, vote of Members, or otherwise, and shall extend to such Indemnitee’s successors, permitted assigns and legal representatives.

7.9 Savings Clause. If this Article or any portion hereof will be invalidated on any ground by any court of competent jurisdiction, then Development will nevertheless indemnify and hold harmless each Indemnitee as to Damages to the full extent permitted by any applicable portion of this Article that will not have been invalidated and to the fullest extent permitted by applicable Laws.

7.10 Scope of Indemnity. For the purposes of this Article, references to Development include all constituent entities, whether corporations or otherwise, absorbed in a consolidation or merger as well as the resulting or surviving entity. Thus, any Indemnitee will stand in the same position under the provisions of this Article with respect to the resulting or surviving entity as he would have if such merger, consolidation or other reorganization never occurred.

Article VIII

Taxes

8.1 Tax Returns. The Board will cause to be prepared and filed all necessary federal and state income Tax Returns for Development, including making the elections described in Section 8.2. Upon written request by the Board, each Party will furnish to Development all pertinent information in its possession relating to Development that is necessary to enable Development’s income tax returns to be prepared and filed.

8.2 Tax Elections. Development will make the following elections on the appropriate Tax Returns: (a) to adopt the accrual method of accounting; (b) an election pursuant to Code Section 754; (c) to elect to amortize the organizational expenses of Development and the start-up expenditures of Development under Code Section 195 ratably over a period of 60 months as permitted by Code Section 709(b); and (d) any other election that the Board may deem appropriate and in the best interests of Development or Parties, as the case may be. Neither Development nor any Party may make an election for Development to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law, and no provision of this Agreement will be construed to sanction or approve such an election.

8.3 Tax Matters Partner. Gevo will serve as the “Tax Matters Partner” of Development pursuant to Code Section 6231(a)(7). The Tax Matters Partner will take such action as may be necessary to cause each Party to become a “notice partner” within the meaning of Code Section 6223 and will inform each Party of all significant matters that may come to its attention in its capacity as Tax Matters Partner by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, will forward to each other Party copies of all significant written communications it may receive in that capacity. The Tax Matters Partner may not take any action contemplated by Code Sections 6222 through 6232 without the consent of a majority of the Voting Percentage, but this sentence does not authorize the Tax Matters Partner to take any action left to the determination of an individual Party under Code Sections 6222 through 6232.

Article IX

Books, Records, Reports, and Bank Accounts

9.1 Maintenance of Books. Development will keep books and records of accounts and will keep minutes of the proceedings of its Parties. The books of account for Development will be maintained on an accrual basis in accordance with the terms of this Agreement and generally accepted accounting principles, applied on a consistent basis, except that the Capital Accounts of the Parties will be maintained in accordance with Article IV. The accounting year of Development will be determined by the Board. The initial custodian of the company records will be the Tax Matters Partner.

9.2 Financial Statements.

(a) Quarterly statements. Not later than 45 days following the end of each of the first three quarters of each fiscal year, the Board will deliver to each Party summary financial information, including a balance sheet, an income statement and a statement of cash flows. The quarterly summary financial information will be prepared in accordance with generally acceptable accounting principles, excluding notes thereto, applied on a consistent basis, and will not be audited unless the Board otherwise decides. The Board also may cause to be prepared and delivered such other reports as it may deem, in its sole judgment, appropriate. Development will bear the costs of all such reports and financial statements.

(b) Annual statements. On or before the last day of each March, the Board will deliver to each Party financial statements, including a balance sheet, an income statement and a statement of cash flows, and a statement of changes in each Party’s Capital Account for, or as of the end of, the immediately preceding calendar year. Annual financial statements will be prepared in accordance with generally acceptable accounting principles, excluding notes thereto, applied on a consistent basis, and will not be audited unless the Board otherwise decides. The Board also may cause to be prepared or delivered such other reports as it may deem, in its sole judgment, appropriate. Development will bear the costs of all such reports and financial statements.

9.3 Tax Statements. On or before the last day of July, the Board will deliver to each Party all information reasonably necessary or appropriate to file their appropriate Tax Returns, including a schedule of Development book-tax differences for, or as of the end of, the immediately preceding tax year. In addition, to the extent reasonably possible, the Board will provide each Party with estimates of all such information on or before the first day of February each year.

9.4 Accounts. The Board will establish and maintain one or more separate bank and investment accounts and arrangements for Development funds in Development’s name with financial institutions and firms that the Board may determine. Development may not commingle Development’s funds with the funds of any other Person. All such accounts will be and remain the property of Development and all funds will be received, held and disbursed for the purposes specified in this Agreement.

Article X

Dissolution, Liquidation, and Termination

10.1 Events Causing Dissolution. Development will be dissolved only upon the unanimous vote of the Members, pursuant to Section 5.1(m)(ii), or upon a final decree of a court of competent jurisdiction that dissolution is required under applicable Law. Each Party expressly agrees that no other events will cause or result in the dissolution of Development.

10.2 Liquidation and Winding Up. If Development is dissolved pursuant to Section 10.1, Development will be liquidated by the Person or Persons designated by the Board or by a decree of court (such Person responsible for liquidating Development, the “Liquidator”). The Liquidator will wind up the affairs of Development and will promptly proceed to the liquidation of Development and, in settling the accounts of Development, the assets and the property of Development will be distributed in the following order of priority: (a) to the payment of all debts and liabilities of Development in the order of priority as provided by Law (other than outstanding loans from a Member); (b) to the establishment of any reserves deemed necessary by the Liquidator for any contingent liabilities or obligations of Development; (c) to the repayment of any outstanding loans from the Parties to Development, pro rata in proportion to the amounts owed to such Parties; (d) to the Parties in accordance with Section 4.3(a)(i), (e) to the Parties in accordance with Section 4.3(a)(ii), (f) to the Parties pro rata in accordance with their positive Capital Account balances, after giving effect to all contributions, distributions, and allocations for all periods and (g) the balance, if any, to the Parties in accordance with Section 4.3(a)(iii).

10.3 No Deficit Restoration Obligation. If any Party has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all fiscal periods including the fiscal period during which the liquidation occurs), such Party will have no obligation to make any contribution to the capital of Development with respect to such deficit, and such deficit will not be considered a debt owed to Development or to any Person for any purpose whatsoever.

Article XI

Certificated Membership Interests

11.1 Securities Governed By UCC. The Membership Interests will be deemed to be “securities” governed by Article 8, and within the meaning of Section 8-102(a)(15) of the Uniform Commercial Code, including for purposes of any permitted grant, pledge, attachment, or perfection of a security interest in the certified Membership Interests. The law of the State of Delaware is hereby designated as the issuer’s jurisdiction within the meaning of Section 8-110(d) of the Uniform Commercial Code for purposes of the matters specified therein.

11.2 LLC Certificates. The Membership Interests will be certificated Membership Interests and will be substantially in the form set forth as Exhibit D (the “LLC Certificate”). No Person other than Development may issue an LLC Certificate and only the representative authorized by the Board will have the authority to execute such LLC Certificate. Evidence of the issuance of the LLC Certificate will be recorded in the books of Development.

11.3 Lost, Stolen or Destroyed LLC Certificates. The Board may direct a new LLC Certificate to be issued in place of any LLC Certificate previously issued by Development alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the Party claiming the LLC Certificate to be lost, stolen or destroyed. When authorizing such issue of a new LLC Certificate, the Board, in its discretion and as a condition precedent to the issuance thereof, may require the Party of such lost, stolen or destroyed LLC Certificate to (a) certify that such LLC Certificate has been lost, stolen or destroyed, (b) require such Party to provide Development with a bond in such amount as the Board may direct as indemnity against any claim that may be made against Development with respect to the LLC Certificate alleged to have been lost, stolen or destroyed and/or (c) agree to indemnify Development against any claim that may be made against Development with respect to the LLC Certificate alleged to have been lost, stolen or destroyed.

11.4 Transfer of Membership Interest. Upon surrender to Development of an LLC Certificate representing Membership Interests duly endorsed and accompanied by the documentation required to Transfer in accordance with this Agreement and of the payment of all Taxes applicable to the Transfer of said Membership Interest, Development will be obligated to issue a new LLC Certificate to the Person entitled thereto, cancel the old LLC Certificate, and record the transaction upon its books, provided, however, that Development will not be so obligated unless such Transfer was made in strict compliance with the provisions of this Agreement and any applicable state and federal Laws.

11.5 Registered Holders. Prior to presentment for registration or transfer, Development will be entitled to recognize the exclusive right of a Party registered on its books as the owner of the indicated Membership Interest and will not be bound to recognize any equitable or other claim to or interest in such Membership Interest on the part of any Person other than such registered Party, whether or not it has actual or other notice thereof.

Article XII

General Provisions

12.1 Amendment. The Board or any Member may propose any amendment or modification to this Agreement, but such amendment or modification may be effected only by the vote of the Board specified in Section 5.1(m)(v).

12.2 Amendment and Restatement; Entire Agreement. This Agreement amends and restates in its entirety that certain Limited Liability Company Agreement, dated September 21, 2009, by and among Gevo and CDP, in their capacity as Members of Development (the “Existing Agreement”), and Development, and upon the adoption of this Agreement, the Existing Agreement shall be of no further force or effect and all of the rights and obligations described in the Existing Agreement shall be governed by the terms hereof. This Agreement, together with the Exhibits attached hereto, the portions of the Commercialization Agreement and Time Commitment Agreement specifically referenced in this Agreement, and that certain Intellectual Property Agreement to be entered into by CDP, Michael A. Slaney and David N. Black in favor of Gevo, related to the ownership of certain intellectual property by Gevo, constitutes the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. The Exhibits and other attachments identified in this Agreement are incorporated herein by reference and made a part hereof.

12.3 Assignment; Binding Effect. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder except in strict compliance with the terms set forth in this Agreement, and any assignment by a Party other than in strict compliance with the terms set forth in this Agreement will be deemed invalid and not binding on such other Parties. All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors and permitted assigns.

12.4 Third Party Benefit. Nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights, remedies, obligations or liabilities of any nature whatsoever; provided, however, that the Indemnitees will, as intended third party beneficiaries thereof, be entitled to the enforcement of Article VII, but only insofar as the obligations sought to be enforced thereunder are those of Development.

12.5 Notices. All notices, requests, and other communications to be given under this Agreement must be in writing and given by personal delivery, by a nationally recognized overnight delivery service for next day delivery, or by facsimile transmission, as specified on Exhibit B (or to such other address as any Party may give in a notice given in accordance with the provisions hereof). All notices, requests, or other communications will be effective and deemed given only (a) if given by personal delivery, upon such personal delivery, (b) if sent for next day delivery by overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery, (c) if sent by facsimile, upon the transmitter’s confirmation of receipt of such facsimile transmission, except that if such confirmation is received after 5:00 p.m. (in the recipient’s time zone) on a Business Day, or is received on a day that is not a Business Day, then such notice, request or communication will not be deemed effective or given until the next succeeding Business Day. Notices, requests and other communications sent in any other manner, unless expressly permitted in this Agreement, will not be effective.

12.6 Headings. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

12.7 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law principles.

12.8 Extensions; Waivers. Any Party may, for itself only, (a) extend the time for the performance of any of the obligations of any other Party under this Agreement, (b) waive any inaccuracies in the representations and warranties of any other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any such extension or waiver will be valid only if set forth in a writing signed by the Party to be bound thereby. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence. Neither the failure nor any delay on the part of any Party to exercise any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy.

12.9 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is judicially determined not to be enforceable in accordance with its terms, the Parties agree that the court judicially making such determination may modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.

12.10 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, which delivery may be made by exchange of copies of the signature page by facsimile transmission.

12.11 Expenses; Attorneys’ Fees. Each of the Parties shall pay its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement.

12.12 Further Assurances. If any further action is necessary or reasonably desirable to carry out this Agreement’s purposes, each Party will take such further action (including executing and delivering any further instruments and documents and providing any reasonably requested information) as the Board may reasonably request.

12.13 Injunction and Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, each Party will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its provisions in any Proceeding, in addition to any other remedy to which they may be entitled, at law or in equity. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity and nothing herein will be considered an election of remedies.

12.14 Time. Time is of the essence in the performance of this Agreement.

12.15 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign Law will be deemed also to refer to Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means “including without limitation.”

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed and delivered by a duly authorized representative as of the Effective Date.

Members:	Gevo, Inc.

	By:	/s/ Patrick Gruber
Name: Patrick Gruber
Its: Chief Executive Officer

CDP Gevo, LLC

By:	/s/ Michael A. Slaney
Name: Michael A. Slaney
Its: Managing Partner

Development:	Gevo Development, LLC

	By:	/s/ Patrick Gruber
Name: Patrick Gruber
Its: Executive Chairman

Exhibit A

Definitions

“Act” means the Delaware Limited Liability Company Act.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with such Person. For the purposes of this definition, Control will be presumed by (a) David N. Black and Michael A. Slaney with respect to CDP and (b) with respect to any other Person, by a Person that beneficially owns more than 50% of any class of securities of such Person having general voting rights.

“Agreement” is defined in the preamble to this Agreement.

“Allocation Percentage” means the percentage amounts set forth on Exhibit B in column C entitled “Allocation Percentage.” The Allocation Percentage for the (a) Class A Interests is subject to dilution and will be adjusted from time-to-time to account for future Capital Contributions and (b) Class B Interests is non-dilutable and will not be adjusted at any time for any reason.

“Annual Budget” is defined in Section 5.6(a).

“Board” is defined in Section 5.1(a).

“Business Day” means any day other than a Saturday, Sunday or other day when banking institutions in Englewood, Colorado are authorized or required by law or executive order to be closed.

“Capital Account” means the capital account maintained for each Party pursuant to Article IV.

“Capital Contribution” means the amount of money or the fair market value of any property (as determined by the Board as of the date of contribution) contributed to Development by any Party pursuant to Section 3.1 and Section 3.2.

“CDP” means CDP Gevo, LLC, a Texas limited liability company.

“Change in Control” means any consolidation, merger, or similar transaction (or series of transactions), in which Development is a constituent corporation or is a party with another entity, or the sale of the Membership Interests in a single transaction or series of related transactions, in each case under circumstances in which the holders of the Membership Interests outstanding immediately before such transaction or series of related transactions do not, immediately after such transaction or series of related transactions, retain equity securities representing a majority of the voting power of the surviving corporation (or its parent corporation if the surviving corporation is wholly owned by the parent corporation) of such transaction or series of related transactions, on account of the Membership Interests held by them immediately prior to such transaction or series of related transactions; provided, however, that a “Change in Control” shall not include (a) any consolidation or merger effected exclusively to

Exhibit A—Page 1

change the domicile of Development or (b) any transaction or series of transactions for bona fide equity financing purposes in which cash is received by Development or any successor or indebtedness of Development is cancelled or converted or a combination thereof.

“Class A Interest” means a Membership Interest in Development designated as a class A interest, having the rights and preferences set forth in this Agreement.

“Class A Party” means any Party to the extent such Party holds a Class A Interest.

“Class B Interest” means a Membership Interest in Development designated as a class B interest, having the rights and preferences set forth in this Agreement.

“Class B Party” means any Party to the extent such Party holds a Class B Interest.

“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code will include any subsequent amendment or replacement of that section.

“Commercialization Agreement” means that certain Commercialization Agreement, dated the Effective Date, among Development, CDP, and Gevo.

“Control” (and its derivatives and similar terms) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership or control of voting equity interests, by contract or otherwise.

“Damages” means any loss, claim, damage (actual, incidental, consequential, punitive, or otherwise), liability, judgment, penalty, payment, fine, settlement, and reasonable fees and expenses (including all fees and expenses related to attorneys, advisors, consultants, accountants, and expert witnesses).

“Development” is defined in the preamble to this Agreement.

“Disabling Conduct” is defined in Section 7.1.

“Distribution Percentage” means the percentage amounts set forth on Exhibit B in column D entitled “Distribution Percentage.” The Distribution Percentage for the (a) Class A Interests is subject to dilution and will be adjusted from time-to-time to account for future Capital Contributions and (b) Class B Interests is non-dilutable and will not be adjusted at any time for any reason.

“Drag Along Notice” is defined in Section 2.2(d)(i).

“Effective Date” is defined in the preamble of this Agreement.

“Estimated Tax Amount” means, with respect to each Party, an amount equal to the sum of the highest marginal federal and state (taking into consideration only those states in which Development and its Subsidiaries conduct business) income tax rate applicable to corporations or individuals, whichever is higher, multiplied by the income and gain (net of any cumulative tax

Exhibit A—Page 2

benefits produced for the Parties by Development’s losses, deductions, and credits), if any, allocated to each Party with respect to the relevant period.

“Existing Agreement” is defined in Section 12.2.

“Formation Certificate” is defined in Section 1.1.

“Gevo” means Gevo, Inc., a Delaware corporation.

“Gevo Board” shall mean the board of directors of Gevo.

“Gevo Termination Event” means the termination of the Commercialization Agreement by Gevo pursuant to Section 5.2(b) or 5.2(d) thereof.

“Indemnitee” means any Member, Board member, officer of Development, the Tax Matters Partner, any Person serving at the request of Development as a director or officer of another Person or any Affiliate of any of the foregoing.

“Initial Capital Contributions” is defined in Section 3.1.

“Interested Party” is defined in Section 5.5.

“Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any governmental authority, each as may be amended.

“Liquidator” is defined in Section 10.2.

“LLC Certificate” is defined in Section 11.2.

“Losses” see the definition of “Profits.”

“Member” means any Person executing this Agreement as of the Effective Date as a Member or any Person hereafter admitted to Development as an additional Member or Substituted Member as provided in this Agreement, but does not include any Person who has ceased to be a Member in Development or is a Non-Member Party.

“Membership Interest” means collectively the Class A Interests and Class B Interests.

“Non-Member Party” means any Transferee that is not admitted as a Substituted Member.

“Notice of Proposed Sale” is defined in Section 2.2(c)(ii).

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any governmental authority, arbitrator, or mediator.

Exhibit A—Page 3

“Parties” or “Party” means the Members and the Non-Member Parties, collectively or individually, as the case may be.

“Person” means any individual or entity, including any corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or governmental authority.

“Proceeding” means any threatened, pending, or completed investigation, inquiry, claim, demand, action, suit, or proceeding, whether civil, criminal, administrative, arbitrative or investigative, or any appeal thereof.

“Profits” or “Losses” mean, for each fiscal year (or shorter accounting period, as applicable), an amount equal to Development’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) will be included in taxable income or loss), with the following adjustments:

(a) Any income of Development that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this paragraph will be added to such taxable income or loss;

(b) Any expenditures of Development described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits and Losses pursuant to this paragraph will be subtracted from such taxable income or loss;

(c) If the value of any Development asset is adjusted in compliance with Treasury Regulations Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment will be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses;

(d) Gain or loss resulting from any disposition of Development property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the value of such property for Capital Account purposes notwithstanding that the adjusted tax basis of such property differs from such value;

(e) If the value of an asset for Capital Account purposes differs from its adjusted tax basis for federal income tax purposes, depreciation, amortization and other cost recovery deductions will be taken into account in accordance with applicable Treasury Regulations, including Treasury Regulations Section 1.704-1(b)(2)(iv)(g), in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing taxable income or loss;

(f) To the extent an adjustment to the adjusted tax basis of any Development asset pursuant to Code Section 734 is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Party’s interest in Development, the amount of such adjustment will be treated as an item of gain (if the adjustment increases the basis of the asset) or

Exhibit A—Page 4

loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and will be taken into account for purposes of computing Profits and Losses; and

(g) Any items that are specially allocated by the Board to the Parties’ Capital Accounts pursuant to the provisions of Section 4.2(c) in order to cause the allocation of such items to be respected for federal income tax purposes will not be taken into account in computing Profits and Losses.

“Proposed Change in Control” is defined in Section 2.2(d)(iii).

“Proxy Holder” is defined in Section 2.2(d)(iv).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Class A Party” is defined in Section 2.2(c)(i).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or other business entity of which any Equity Interest (as defined in the Commercialization Agreement) is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Substituted Member” means a Transferee that (a) has complied with the all requirements set forth in this Agreement and stands in place of, and with all the rights and obligations of, a Transferor as a Member, (b) is admitted as a Member, and (c) is shown as a Member on the books and records of Development.

“Tag-Along Notice” is defined in Section 2.2(c)(ii).

“Tag-Along Right” is defined in Section 2.2(c)(i).

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, ad valorem, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Matters Partner” is defined in Section 8.3.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any governmental authority, including any schedule or attachment thereto, and including any amendment thereof.

Exhibit A—Page 5

“Time Commitment Agreement” means that certain Time Commitment to Development Agreement, dated the Effective Date, among Gevo, Development, Michael A. Slaney and David N. Black.

“Transfer” or “Transferred” means a voluntary or involuntary sale, assignment, transfer, conveyance, exchange, foreclosure, bequest, devise, gift, mortgage, pledge, grant of a security interest, encumbrance, or any other alienation (in each case, with or without consideration) of any right, interest, or obligation, including with respect to all or any portion of any Membership Interest.

“Transferee” means a Person who receives all or part of a Party’s Membership Interest through a Transfer.

“Transferor” means a Member, Substituted Member or a predecessor Transferor who Transfers a Membership Interest.

“Treasury Regulation” means the regulations promulgated by the United States Treasury Department under the Code. Any reference to a section of the Treasury Regulations will include any subsequent amendment or replacement of that section.

“Unreturned Capital Contributions” means, with respect to a Party, (a) the aggregate Capital Contributions made by such Party, minus (b) the aggregate distributions previously made to such Party pursuant to Section 4.3(a)(ii).

“Voting Percentage” means the percentage amounts set forth on Exhibit B in column E entitled “Voting Percentage.” The Voting Percentage for the (a) Class A Interests is subject to dilution and will be adjusted from time-to-time to account for future Capital Contributions and (b) Class B Interests is non-dilutable and will not be adjusted at any time or for any reason.

Exhibit A—Page 6

Exhibit B

Capital Contribution; Allocation, Distribution and Voting Percentage

		Column A		Column B	Column C	Column D	Column E
	Member	Interests		Capital Contribution ($)	Allocation Percentage	Distribution Percentage	Voting Percentage
Row 1a	Gevo, Inc.	Class A	(1)	[…***…]	90.00%	90.00%	90.00	%*
Row 1b	[additional Parties, if any]	Class A	(1)

Row 2	Total—Class A Interests			[…***…]	90.00%	90.00%	90.00	%*
Row 3
Row 4	CDP Gevo, LLC	Class B	(2)	—	10.00%	10.00%	10.00%

Row 5	Total—Class B Interests			—	10.00%	10.00%	10.00%
Row 6
Row 7	Total—Membership Interests			[…***…]	100.00%	100.00%	100.00	%*

1	Class A Interests will be issued in exchange for all current and future Capital Contributions. As such, each of the (i) Allocation Percentage for the Class A Interests (column C, row 1), (ii) Distribution Percentage for the Class A Interests (column D, row 1), and (iii) Voting Percentage for the Class A Interests (column E, row 1) is subject to dilution and will be adjusted from time-to-time to account for any future Capital Contributions.

2	CDP Gevo, LLC will be the only holder of Class B Interests; no additional Class B Interests will be issued. As such, each of the (i) Allocation Percentage for the Class B Interests (column C, row 4), (ii) Distribution Percentage for the Class B Interests (column D, row 4) and (iii) Voting Percentage for the Class B Interests (column E, row 4) is non-dilutable and will not be adjusted at any time for any reason.

*Confidential Treatment Requested

Exhibit B—Page 1

Notice Information of each Party

Gevo, Inc.	CDP Gevo, LLC
[…***…]	[…***…]
345 Inverness Dr. S. Building C, Suite 310 Englewood, CO 80112-5889 […***…]

Gevo Development, LLC […***…]
345 Inverness Dr. S. Building C, Suite 310 Englewood, CO 80112-5889 […***…]

*Confidential Treatment Requested

Exhibit B—Page 2

Exhibit C

Annual Budget

Exhibit C—Page 1

[…***…]

*Confidential Treatment Requested

Exhibit C—Page 2

Exhibit D

Form of LLC Certificate

[            ]                 FORMED UNDER THE LAWS OF THE STATE OF DELAWARE                [            ]

Gevo Development, LLC

[                    ]

This Certifies that                                                                                                                                                 is the owner and

registered holder of Class             Interests of Gevo Development, LLC

transferable only on the books of the limited liability company by the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed.

IN WITNESS WHEREOF, the said limited liability company has caused this certificate to be signed by its duly authorized representatives this              day of                     ,                     .

Exhibit D—Page 1

NO

SEAL

Exhibit D—Page 2

[back of the LLC Certificate]

THE MEMBERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE (A) HAS THE RIGHTS, PREFERENCES, PRIVILEGES, AND LIMITATIONS SET FORTH IN THE LIMITED LIABILITY AGREEMENT OF DEVELOPMENT DATED AS OF SEPTEMBER [    ], 2009, AS MAY BE AMENDED FROM TIME TO TIME (THE “LLC AGREEMENT”) AND (B) IS SUBJECT TO SUBSTANITAL RESTRICITONS FOR ANY SALE, ASSIGNMENT, TRANSFER, CONVEYANCE, ENCUMBRANCE, PLEDGE OR OTHER TRANSFER OR ALIENATION (WITH OR WITHOUT CONSIDERATION) OF SUCH INTEREST AS MORE SPECFICALLY DESCRIBED IN THE LLC AGREEMENT.

DEVELOPMENT WILL FURNISH, WITHOUT CHARGE, TO THE RECORD HOLDER OF THIS CERTIFICATE A COPY OF THE LLC AGREEMENT UPON WRITTEN REQUEST OF SUCH RECORD HOLDER TO DEVELOPMENT AT ITS PRINCIPAL PLACE OF BUSINESS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, CONVEYED, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED, EXCEPT UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER.

Exhibit D—Page 3